UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ENDURO ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Important Message to Unitholders

Dear Unitholder:

On August 30, 2017, Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) will hold a Special Meeting of unitholders to consider proposals to approve the sale of certain oil and natural gas properties (the “Divestiture Properties”) that constitute a portion of the properties burdened by the Trust’s 80% net profits interest, the release of the net profits interest with respect to the Divestiture Properties, and related proposals to effect the sale transactions.

The following are the characteristics of the transactions and Divestiture Properties:

•                 The estimated special distribution to unitholders upon approval and consummation of the proposed transactions is anticipated to be $1.18 per unit. For the year ended December 31, 2016, the Trust paid a total distribution of approximately $0.26 per unit.

•                  The Divestiture Properties accounted for approximately $0.003 of the $0.26 per unit distribution in 2016, which represented approximately 1% of the total distribution for the period.

•                  The sales volumes from the Divestiture Properties represented approximately 2% of the sales volume for 2016.

The Transactions & Anticipated Distribution*

Total sales price of Divestiture Properties	$50.4 million (1)

Estimated 80% net proceeds to unitholders (less certain expenses & holdbacks)	$38.8 million (2)

Anticipated distribution per Trust unit (33 million Trust units outstanding)	$1.18/unit

(1) Subject to ordinary closing adjustments and retained holdback amount to cover possible indemnification obligations under the purchase and sale agreements.

(2) Includes estimated expenses to be incurred relating to the transactions.

* Please be aware that the estimates in the table above are preliminary and subject to change based on numerous factors, most of which are beyond the control of the Trust and Enduro Resource Partners LLC . The amount of proceeds distributed from the sales could vary materially.

The Special Meeting will consider proposals to approve:

1)   Eight transactions pursuant to which:

•                  Enduro Operating LLC will sell its interests in the Divestiture Properties

•                  The Trust will release the related net profits interest associated with the Divestiture Properties

•                  The net proceeds received by the Trust with respect to each such sale will be distributed to the unitholders

2)             Amendments to the Amended and Restated Agreement of the Trust (the “Trust Agreement”) to permit the transactions

3)             Amendments to the Conveyance of Net Profits Interest to permit the transactions

4)             Amendments to the Trust Agreement to permit costs associated with the special meeting to be paid pro rata by the Trust and Enduro Resource Partners LLC

5)             An adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the proposals

All of proposals 1, 2 and 3 above must be approved for the above sales transactions to be approved and for the Trust’s portion of the net proceeds to be paid to you.

YOUR VOTE IS IMPORTANT — Please vote your units as soon as possible. Whether or not you attend the special meeting, we urge you to submit your vote promptly once you have reviewed the final proxy statement. Not voting will have the same effect as a vote against the proposals.

PLEASE VOTE TODAY!

If you have any questions or require any assistance with respect to voting your units, please contact Morrow Sodali, the Trust’s proxy solicitor, at the phone number or email listed below:

Call Toll Free: (800) 662-5200    Email: NDRO.info@morrowsodali.com

The enclosed proxy statement provides you with detailed information about the proposals and related matters. You are encouraged to read the entire document and other relevant documents filed or to be filed with the SEC carefully and in their entirety.